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                                                                    Exhibit 99.1


                     RADYNE TO ACQUIRE COMSTREAM FOR $17 MILLION


PHOENIX- Radyne Corporation (OTC BULLETIN BD. - RADN) announced today the signing of a definitive agreement to acquire ComStream Holdings, Inc. from Spar
Aerospace Limited, a Canadian advanced technology company.   ComStream, a wholly
owned subsidiary of Spar, is an international provider of digital transmission solutions for voice, data, audio and video applications with offices in the United States, Singapore, Indonesia, China and the United Kingdom. Revenues of ComStream for 1997 were approximately $56 million, and for 1998 are expected to be in excess of $40 million.


"The acquisition of ComStream, will create substantial synergies offering Radyne a tremendous opportunity to expand its business and become a major provider of satellite modems and data communications equipment," explained Robert Fitting, President of Radyne.


Pursuant to the terms of the agreement, all of the outstanding shares of ComStream will be purchased for an aggregate purchase price of $17,000,000, of which $10 million will be payable in cash at the closing and $7 million will be payable up to nine months thereafter pursuant to a note which will be convertible into Radyne common stock under certain circumstances. The acquisition has been approved by the boards of directors of Radyne, Spar and ComStream and is subject to customary


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closing conditions.  In addition, the transaction is subject to governmental review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the
Exon-Florio law.   It is expected that the transaction will close during the
month of September, 1998. The acquisition will be accounted for under the purchase method and will result in a one-time charge of approximately $6 million, which represents the value assigned to purchased research and development. In addition, Radyne expects to incur a one-time charge of approximately $2.5 million for restructuring costs.


Radyne intends to finance the acquisition, the restructuring costs and its ongoing working capital needs via the offering of common stock to its existing shareholders and the extension and enhancement of its bank line of credit. Stetsys Pte Ltd and Stetsys US, Inc., Radyne's controlling shareholders have committed to purchase an aggregate of $16 million of common stock upon the closing of the ComStream acquisition at a price per share equal to the average trading price of Radyne shares for the first 5 trading days following the date of this announcement, less 50 cents. This will also be the conversion price in the convertible note provided to Spar as part of the acquisition consideration. Radyne's other shareholders will be offered approximately $1,660,000 of common shares at the same price per share, in amounts proportionate to their shareholdings. This offering will be made strictly by means of a prospectus which will be distributed to shareholders of record at a date selected at the time of Radyne's filing with the Securities and Exchange Commission of a


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registration statement for the offering, which is anticipated to occur at or about the time of the closing of the ComStream acquisition.


Radyne, a member of the Singapore Technologies group, based in Phoenix, has designed and produced digital data communications equipment and associated equipment for satellite telecommunications systems for eighteen years. The company designs, manufactures and sells satellite modems, frequency converters, ancillary products and equipment racks containing integrated modems and supporting equipment for data communications.

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